Exhibit 99.3

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES

SUMISHO AIR LEASE CORPORATION

Offer to Exchange

$800,000,000 4.400% Senior Notes due 2028

that have been registered under the Securities Act of 1933

for any and all outstanding 4.400% Senior Notes due 2028

(CUSIP Nos. 873923 AA4 / U81972 AA6)

and

$1,200,000,000 4.500% Senior Notes due 2029

that have been registered under the Securities Act of 1933

for any and all outstanding 4.500% Senior Notes due 2029

(CUSIP Nos. 873923 AC0 / U81972 AB4)

and

$1,500,000,000 4.850% Senior Notes due 2031

that have been registered under the Securities Act of 1933

for any and all outstanding 4.850% Senior Notes due 2031

(CUSIP Nos. 873923 AE6 / U81972 AC2)

and

$500,000,000 5.500% Senior Notes due 2036

that have been registered under the Securities Act of 1933

for any and all outstanding 5.500% Senior Notes due 2036

(CUSIP Nos. 873923 AG1 / U81972 AD0)

Pursuant to the Prospectus dated     , 2026

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON     , 2026, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION TIME”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees:

Sumisho Air Lease Corporation, a Delaware corporation (the “Company”), is offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated     , 2026 (the “Prospectus”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), up to $800,000,000 aggregate principal amount of new 4.400% Senior Notes due 2028 (the “2028 Exchange Notes”), up to $1,200,000,000 aggregate principal amount of new 4.500% Senior Notes due 2029 (the “2029 Exchange Notes”), up to $1,500,000,000 aggregate principal amount of new 4.850% Senior Notes due 2031 (the “2031 Exchange Notes”), and up to $500,000,000 aggregate principal amount of new 5.500% Senior Notes due 2036 (the “2036 Exchange Notes” and, together with the 2028 Exchange Notes, 2029 Exchange Notes and 2031 Exchange Notes, the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the applicable series of outstanding 4.400% Senior Notes due 2028 (the “Outstanding 2028 Notes”), 4.500% Senior Notes due 2029 (the “Outstanding 2029 Notes”), 4.850% Senior Notes due 2031 (the “Outstanding 2031 Notes”), and 5.500% Senior Notes

due 2036 (the “Outstanding 2036 Notes” and, together with the Outstanding 2028 Notes, Outstanding 2029 Notes and Outstanding 2031 Notes, the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal (the “Exchange Offer”). The Exchange Offer is being made pursuant to the registration rights agreement that the Company entered into with the initial purchasers in connection with the issuance of the Outstanding Notes. As set forth in the Prospectus, the terms of the Exchange Notes are substantially identical to the Outstanding Notes, except that the provisions for transfer restrictions, registration rights and additional interest relating to the Outstanding Notes will not apply to the Exchange Notes. The Prospectus and the Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Prospectus dated , 2026;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.

A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if, at or prior to the Expiration Time, certificates for Outstanding Notes are not available, if time will not permit all required documents to reach the Exchange Agent or if the procedure for book-entry transfer cannot be completed;

4.

A form of letter that may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, together with a form for obtaining such clients’ instructions with regard to the Exchange Offer; and

5.	IRS Form W-9 - Request for Taxpayer Identification Number and Certification.

Your prompt action is required. The Exchange Offer will expire at 5:00 p.m., New York City time, on     , 2026, unless extended. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent, and certificates representing the Outstanding Notes must be delivered to the Exchange Agent (or book-entry transfer of the Outstanding Notes must be made into the Exchange Agent’s account at DTC), all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

The Company will, upon request, reimburse brokers, dealers, commercial banks, and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Notes held by such brokers, dealers, commercial banks, and trust companies as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

Any inquiries you may have with respect to the procedure for tendering or withdrawing tenders of Outstanding Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Computershare Trust Company, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

SUMISHO AIR LEASE CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.